Exhibit 10.25
DEFERRAL AGREEMENT
Karl W. Singer
The TVA Board of Directors has approved your participation in TVA’s Long-Term Deferred Compensation Plan (Plan) under the following terms:

Annual deferred compensation credits:	$200,000	Vesting Date(s)	Vesting Amount
Duration of deferral agreement:	5 years
First compensation credit:	$200,000 (10/01/2004)	09/30/2007	1/2 of current account balance
Second compensation credit:	$200,000 (10/01/2005)	09/30/2008	1/2 of current account balance
Third compensation credit:	$200,000 (10/01/2006)	09/30/2009	Balance of account
Fourth compensation credit:	$200,000 (10/01/2007)
Fifth and final compensation credit:	$200,000 (10/01/2008)
Total credits over deferral period:	$1,000,000
Expiration data:	09/30/2009
Please read the following provisions carefully and indicate your approval by signing at the designated place below.
As a participant in the Plan, I hereby agree to be bound by the following terms and conditions:
In consideration of this new agreement and in recognition of the new position to which I have recently been selected, TVA agrees to transfer the balance of my current Long Term Deferred Compensation Plan account to my Merit Incentive Supplemental Retirement Income Plan (MISRIP) account and I agree that all rights and obligations under the deferral agreement, which I signed on August 13, 2001, are hereby extinguished.
Annual deferred compensation credits as stated above will be made to an account in my name for a period of five years, beginning on October 1, 2004, and ending in fiscal year 2009, provided that I remain employed by TVA through September 30, 2009. I shall be entitled to compensation credits including interest and returns on the vesting dates as stated in the above schedule provided that I am employed by TVA through the vesting period. Upon completion of each vesting period, the amount stated above will be paid to me in a lump sum unless I elect below to have the amount transferred to an account in TVA’s Merit Incentive Supplemental Retirement income Plan (MISRIP).
I understand that I must be an employee of TVA at the time of the vesting dates stated above, or no payments or transfers under the Plan will be made by TVA, and any credits to my account will be extinguished. However, in the event that TVA terminates my employment during the term of this agreement through no act or delinquency of my own, this agreement is terminated as of the date of my termination and no further credits will be made under it. Within 30 days of my termination, my remaining account balance, including interest or return as provided below, shall be paid to me in a lump sum. If TVA terminates my employment for cause prior to any vesting date, no further payments will be made and my account balance will be extinguished. In the event of my death during the term of this agreement, my current account balance will be paid to the person identified on my beneficiary designation form or, in the absence of such designation, to my estate.
Interest will be credited to the balance reflected in my deferral account on the same basis as interest is calculated and credited under MISRIP. In the alternative, I may choose to have my balance adjusted based on the return of the funds I select under the same conditions as are contained in MISRIP. I understand that I am solely responsible for the risk associated with any return elections that I make.
The Plan may be amended or discontinued by the Board at any time. If the Board elects to discontinue the Plan, any credits to my account as of the date of termination of the Plan will be paid to me within 30 days of Plan termination. Please elect one of the following options for payment upon fulfillment of the vesting requirements:
✗ Vesting amount stated above to be paid to me in a lump sum

☐ Vesting amount stated above to be transferred to TVA MISRIP account
I understand that nothing contained in this agreement shall be construed as conferring the right to continue in the employment of TVA as an executive or in any other capacity and that the payment election I have made is final (not revocable).

/s/ Karl W. Singer Participant	5/2/04 Date

/s/ John E. Long, Jr. Chief Officer	5/7/04 Date